UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2014

FIRST COMMUNITY FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in its charter)

333-185041
333-185043
Illinois	333-185044	20-4718752
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2801 Black Road
Joliet, Illinois 60435
(Address of principal executive offices, including zip code)

(815) 725-0123
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 31, 2014, First Community Financial Partners, Inc. (the “Company”), closed a private placement offering resulting in the issuance of 7.0% Subordinated Notes (the “Notes”) in the aggregate principal amount of $9.8 million. The Notes were issued in denominations of $10,000 and integral multiples thereof to certain accredited investors.

The Notes mature on the eighth anniversary of their issuance and bear interest payable on March 31 and September 30 of each year, at an annual interest rate of 7.0%, with the first such payment to be due on March 31, 2015. Beginning on the fifth anniversary of the issuance date of the Notes (or an earlier date if the Notes cease to be deemed Tier 2 capital or the Company receives an opinion of counsel that there exists a material risk that interest payable by the Company is not, or will not be, deductible by the Company), the Company may, at its option, redeem the Notes at a redemption price equal to the principal amount outstanding plus accrued but unpaid interest. The Notes are intended to qualify as Tier 2 capital for regulatory purposes.

The Notes issued in the private placement were not registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and were issued pursuant to an exemption from registration under Regulation D of the rules promulgated under the Act. No commissions were paid in connection with the issuance of the Notes or in connection with this offering.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

4.1
In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K certain instruments with respect to long-term debt of the registrant have been omitted but will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY FINANCIAL PARTNERS, INC.

Date: November 6, 2014	/s/ Glen L. Stiteley
Glen L. Stiteley
Executive Vice President and Chief Financial Officer